UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2015

Coty Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	001-35964	13-3823358
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Fifth Avenue
New York, NY	10118
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 389-7300

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

Between April 15 and April 17, 2015, Coty Inc. (the “Company”) executed and delivered subscription agreements with respect to the issuance and sale of an aggregate amount of 7,383,081 shares of Series A Preferred Stock, $0.01 par value (the “Series A Preferred Stock”) for an aggregate purchase price of $73,830.81. A portion of the issuances of the Series A Preferred Stock were made pursuant to, and are subject to, the Company’s Equity and Long-Term Incentive Plan. The issuances of Series A Preferred Stock were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), under Section 4(a)(2) as a private sale to certain current and future executives of the Company. The information contained in Item 3.03 below is incorporated into this Item 3.02 by reference.

Item 3.03. Material Modification to Rights of Security Holders.

On April 17, 2015, the Company filed a Certificate of Designations (the “Certificate of Designations”) with the Secretary of State of the State of Delaware, establishing the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the Series A Preferred Stock, which various and several voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof may be severally set forth in various subscription agreements relating to the issuance and sale of the Series A Preferred Stock (each, a “Subscription Agreement”).

Under the terms provided in the various Subscription Agreements, a holder of Series A Preferred Stock is typically entitled to exchange any or all “Vested Series A Preferred Stock” (as defined below) prior to varying dates specified in the Subscription Agreements, into, at the sole election of the Corporation, either: (i) an amount in cash payable in U.S. dollars per share so exchanged equal to (I) the fair market value of a share of Class A Common Stock of the Company on the date of conversion minus (II) an amount equal to the sum of an amount in U.S. Dollars specified in each Subscription Agreement (the “Cash Conversion Price”) plus the fair market value of a share of such Class A Common Stock on the grant date of such Vested Series A Preferred Stock, subject to adjustment from time to time (the “Share Conversion Price” and aggregated with the Cash Conversion Price, the “Conversion Price”) (such difference, the “Preferred Net Value”), or (ii) the number of shares of Class A Common Stock whose aggregate value, as measured by the fair market value of a share of such Class A Common Stock on the date of conversion, is equal to the Preferred Net Value.

Under the terms provided in the various Subscription Agreements, the right of a holder of Series A Preferred Stock to exchange any or all shares of Vested Series A Preferred Stock typically expires on the earliest to occur of: (i) the first (1st) anniversary of the holder’s termination of employment due to death or disability, and (ii) the latest date prior to which Vested Series A Preferred Stock can otherwise be exchanged as set forth in the paragraph above.

To the extent provided in the applicable Subscription Agreement, Vested Series A Preferred Stock will also automatically be exchanged into cash to the extent that a holder has not already exchanged at least an amount that corresponds to services performed by the holder in the United States by the March 1 immediately following the calendar year in which shares of Series A Preferred stock are deemed to be Vested Series A Preferred Stock.

In addition, following the date of a change of control, the Company has the right to cause any Vested Series A Preferred Stock to be exchanged for the Preferred Net Value payable, at the sole option and election of the Corporation, either in cash or Class A Common Stock, as applicable.

The Company will not be required to exchange any Vested Series A Preferred Stock into any Class A Common Stock to the extent such conversion, issuance or delivery would require: (i) registration with or approval of any person under any federal or state law before such shares may be validly issued or delivered upon conversion, (ii) approval from the exchange on which shares of the Class A Common Stock are then listed (the “Relevant Exchange”), unless such approval has been received, or (iii) approval by the Company’s shareholders pursuant to the rules or regulations of the Relevant Exchange, unless such approval has been received.

“Vested Series A Preferred Stock” means all shares of Series A Preferred Stock outstanding and held by an initial holder and certain permitted transferees on the earliest of (i) a date specified in each Subscription Agreement; (ii) termination of employment as a result of death or disability; or (iii) a termination of employment under certain circumstances following a change of control of the Company.

The holder of any Series A Preferred Stock is not entitled to receive any dividends and has no voting rights except as required by law.

The description of the terms of the Series A Preferred Stock is qualified in its entirety by reference to the Certificate of Designations, which is included as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Lambertus J.H. Becht, Chairman and interim Chief Executive Officer of the Company, has announced his intention to step down as interim Chief Executive Officer, effective upon Elio Leoni Sceti’s commencement of employment as described under 5.02(c) below.

(c) On April 17, 2015, a duly authorized committee of the Board of Directors of the Company determined to appoint Elio Leoni Sceti, age 48, as Chief Executive Officer of the Company, effective upon his commencement of employment not later than July 1, 2015. Mr. Leoni Sceti has served as Chief Executive of Iglo Group, a leading branded frozen foods business, since May 2013. He also served as Chief Executive Officer of EMI Music from 2008-2010. Prior to joining EMI, Mr. Leoni Sceti held senior management roles at Procter & Gamble and Reckitt Benckiser, including as head of Reckitt Benckiser’s European division. Mr. Leoni Sceti serves as an independent director of Anheuser-Busch InBev, is Chairman of Beamly Limited and is Chairman of LSG Capital Holdings.

The Company and Mr. Leoni Sceti have entered an employment agreement having a five-year term commencing on the date he commences his service as Chief Executive Officer. The following description of Mr. Leoni Sceti’s employment agreement is qualified in its entirety by the employment agreement filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein. Under this agreement, Mr. Leoni Sceti will receive an annual base salary of $1,750,000. He will have the opportunity to earn an annual variable incentive bonus, with a target annual bonus opportunity of 100%, and a maximum annual bonus opportunity of 360%, of his base salary. He will also be entitled to participate in the benefits programs generally made available to similarly situated senior officers.

Mr. Leoni Sceti will be eligible for annual long-term incentive awards, in such amounts and in such form as shall be determined by the Board or a duly authorized committee thereof. However, it is currently expected that such annual long-term incentive awards will be in the form of 300,000 restricted stock units, generally vesting at the end of five years of continuous service following the grant date.

As an inducement for him to enter the Company’s employment, Mr. Leoni Sceti has agreed to purchase 5,493,894 shares of Series A Preferred Stock, at the value determined by an independent appraiser in accordance with the terms of a Subscription Agreement signed by him in respect of such sale. As is described above under Item 3.03, each share of Series A Preferred Stock will afford Mr. Leoni Sceti the right to receive the Preferred Net Value, subject to the terms and conditions applicable under his Subscription Agreement. The Preferred Net Value is generally determined as the remainder of (1) the fair market value of a share of Class A Common Stock at the exchange date of the corresponding share of Series A Preferred Stock over (2) the sum of (i) the fair market value of a share of the Class A Common Stock at the grant date of the shares of Series A Preferred Stock and (ii) a specified dollar amount, which for Mr. Leoni Sceti is $3.00. Mr. Leoni Sceti’s right to exchange the shares of Series A Preferred stock for the Preferred Net Value will vest upon his completing five years of continuous service with the Company following his commencement date or, if earlier, in the event of the termination of his employment due to death or disability, or the termination of his employment by the Company without cause or by him for good reason, in either case, within 12 months following a change in control of the Company that occurs at least 12 months after the issuance of the shares of Series A Preferred Stock. In the event that Mr. Leoni Sceti’s employment terminates before the shares of Series A Preferred Stock become vested, or if he fails to commence employment with the Company on or before July 1, 2015, the Company may repurchase all of the shares of Series A Preferred Stock at the lesser of their then fair market value or the price paid to purchase such shares. If not previously exchanged, the portion of Series A Preferred Stock that is allocable to U.S. services will automatically be exchanged on the March 1 following the vesting date thereof. If Mr. Leoni Sceti does not exchange all of his vested shares of Series A Preferred Stock on or before the seventh anniversary of the date they are issued (or, if earlier, the first anniversary of the date of his termination of employment due to death or disability), the Company may redeem any of Mr. Leoni Sceti’s then outstanding shares of Series A Preferred Stock at a price of $0.01 per share.

In the event his employment is terminated by the Company without cause, Mr. Leoni Sceti will be entitled to receive severance payments in the form of base salary continuance for at least 12 months, plus one additional month (up to a maximum of 12 months) for each full year of his service with the Company through the date of termination. He will also receive a pro-rated annual incentive payment for the year of termination, based on his service through the date of termination and the amount that would have been payable to him based on actual performance and with the exercise of discretion to lower the amount payable. Mr. Leoni Sceti would also be entitled to continued medical benefits coverage for the lesser of 18 months or the period during which any salary continuance is payable. A pro-rated bonus would also be payable in respect of Mr. Leoni Sceti’s service for the year of termination in the event his employment terminates due to death or disability.

Mr. Leoni Sceti has also agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that will continue in effect for 24 months following his employment with the Company.

A copy of Mr. Leoni Sceti’s employment agreement is being filed as Exhibit 99.1 to this Current Report on Form 8-K. A copy of the Company’s press release relating to Mr. Leoni Sceti’s appointment is being furnished as Exhibit 99.2 to this Current Report on Form 8-K. Exhibit 99.2 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act.

(e) On April 14 and April 17, respectively, a duly constituted committee of the Board of Directors of the Company unanimously approved employment inducement awards of Series A Preferred Stock in the amount of 645,921 shares to Camillo Pane and 5,493,894 shares to Elio Leoni Sceti, respectively, who have been announced as the Company’s new EVP of Category Development and Chief Executive Officer, respectively. In addition, on April 14, 2014, a duly authorized committee of the Board of Directors of the Company approved the issuance and sale of 621,633 shares of Series A Preferred Stock under the Company’s Equity and Long-Term Incentive Plan, to Patrice de Talhouët, the Company’s Executive Vice President & Chief Financial Officer. The shares of Series A Preferred Stock issued to

Messrs. Leoni Sceti, Pane and de Talhouët have substantially similar terms. For a more complete description of the Series A Preferred Stock, see Item 3.03, which is incorporated by reference herein.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Certificate of Designations became effective upon filing with the Secretary of State of the State of Delaware and it amends the Company’s Amended and Restated Certificate of Incorporation. The terms of the Series A Preferred Stock are more fully described in Item 3.03 of this Current Report on Form 8-K and the Certificate of Designations which is included as Exhibit 4.1 to this Current Report on Form 8-K, both of which are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

The following exhibits are furnished as part of this Current Report on Form 8-K:

4.1	Certificate of Designations of Preferred Stock, Series A, dated April 17, 2015.

99.1	Employment Agreement, by and between the Company and Elio Leoni Sceti, dated April 17, 2015.

99.2	Press release of the Company, dated April 20, 2015, with respect to Mr. Leoni Sceti’s appointment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coty Inc.
(Registrant)

Date: April 20, 2015	By:	/s/ Jules P. Kaufman
	Name:	Jules P. Kaufman
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Certificate of Designations of Preferred Stock, Series A, dated April 17, 2015.

99.1	Employment Agreement, by and between the Company and Elio Leoni Sceti, dated April 17, 2015.

99.2	Press release of the Company, dated April 20, 2015.